Exhibit 4.43

OPERATING AGREEMENT

This Operating Agreement (this “Agreement”) is entered into among the following parties in Beijing as of November 30, 3015:

Party A:	NetEase Media Technology (Beijing) Co., Ltd.
Address:	20-22/F,Tower 8, NO.86 Zhongguancun East Road, Haidian District, Beijing

Party B:	Beijing Guangyitong Advertising Co., Ltd.
Address:	Room F112, -1/F, Tower 5th, YongDingMenWai Street NO.86, Dongcheng District, Beijing

Party C:	William Lei Ding
Address:	Room 6-401, A90, Shuguang Road, Jiangdong District, Ningbo, Zhejiang Province

Party D:	Li Li
Address:	NO.7, Unit 4, Building 16, Changqing Yuan, Chongwen District, Beijing

In this Agreement, Party A, Party B, Party C and Party D are called collectively as the “Parties” and each of them is a “Party.”

WHEREAS:

1.                                      Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the People’s Republic of China (the “PRC”);

2.                                      Party B is a limited liability company duly incorporated and validly existing under PRC law, which is registered in Beijing to carry out the business of online portal and media entertainment;

3.                                      Party C and Party D are shareholders of Party B, in which Party C owns 99% and Party D owns 1% of the equity interest;

4.                                      Party A has established a business relationship with Party B by entering into a Cooperation Agreement (the “Cooperation Agreement”) and other agreements; and

5.                                      Pursuant to the above-mentioned agreements between Party A and Party B, Party B shall pay certain sums of money to Party A. The daily operations of Party B will have a material effect on Party B’s ability to pay such account payable to Party A;

NOW, THEREFORE, through negotiations, all parties to this Agreement hereby agree as follows:

1.                                      Party A agrees, subject to the satisfaction of the relevant provisions herein by Party B and subject to the other provisions in this Agreement, to be the guarantor of Party B in the contracts, agreements or transactions entered into between Party B and any third party in connection with Party B’s business and operations, to provide full guarantees for the performance of such contracts, agreements or transactions by Party B. As counter-guarantee, Party B agrees to pledge the accounts receivable in its operations and all of its assets to Party A. According to the aforesaid guarantee arrangement, Party A, when necessary, is willing to enter into written guarantee contracts with Party B’s counterparties to assume the guarantor’s liabilities. Party B, Party C and Party D shall take all necessary actions (including, but not limited to, executing the relevant documents and filing the relevant registrations) to carry out the counter-guarantee arrangement with Party A.

2.                                      In consideration of the requirements of Article 1 hereof and to ensure the performance of the various business agreements between Party A and Party B and the payment by Party B of the amounts payable to Party A thereunder, Party B, together with its shareholders Party C and Party D, hereby jointly agree that, without Party A’s prior written consent, Party B shall not engage in any transaction that may materially affect its assets, liabilities, rights or operations (except that Party B may, in the ordinary course of its business, enter into business contracts or agreements, sell or purchase assets and create liens in favor of relevant counter parties as required by law), including, but not limited to, the following:

2.1                               To declare any dividend or distribution to any shareholder;

2.2                               To borrow money from any third party or assume any debt;

2.3                               To sell to or acquire from any third party any asset or rights, including, but not limited to, any intellectual property rights;

2.4                               To provide a guarantee for any third party using its assets or intellectual property rights as collateral;

2.5                               To assign to any third party its business contracts;

2.6                               To engage in any activity beyond its normal business scope;

2.7                               To change or dismiss any of its directors or remove and replace any of its officers;

2.8                               To amend its articles of association or change its business scope;

2.9                               To change its normal business procedures or amend any of its important rules and regulations; or

2.10                        To transfer its rights and obligations under this Agreement to any third party.

3.                                      In order to ensure the performance of the various business agreements between Party A and Party B and the payment by Party B of the amounts payable to Party A thereunder, Party B, together with its shareholders Party C and Party D, hereby jointly agree to accept and comply in all respects with advice and guidance provided by Party A from time to time relating to its corporate policies on matters such as employment and dismissal of employees, daily operations and management, and financial management.

4.                                      Party B, together with its shareholders Party C and Party D, hereby jointly agree that Party C and Party D shall appoint candidates recommended by Party A as directors of Party B, and Party B shall appoint Party A’s senior executive officers recommended by Party A as its president, chief financial officer and other senior executive officers.

If any of the above-mentioned senior executive officers of Party A leaves Party A, whether voluntarily or as a result of dismissal by Party A, he or she shall also lose his/her right to hold any position at Party B, and Party B shall appoint other senior executive officers of Party A recommended by Party A to fill such a position. The persons recommended by Party A in accordance with this Article 4 shall comply with the legal requirements regarding the qualifications of directors, presidents, chief financial officers, and other senior executive officers.

5.                                      Party B, together with its shareholders Party C and Party D, hereby jointly agree and confirm that Party B shall first seek a guarantee from Party A if Party B needs any guarantee for its performance of any of its contracts or for any borrowing for working capital purposes in the course of its operations. In such cases, Party A shall have the right, but not the obligation, to provide the appropriate guarantee to Party B at Party A’s sole discretion. If Party A decides not to provide such a guarantee, Party A shall immediately issue a written notice to Party B and Party B may seek a guarantee from third parties.

6.                                      In the event that any of the agreements between Party A and Party B terminates or expires, Party A shall have the right, but not the obligation, to terminate all agreements between Party A and Party B including, but not limited to, the Cooperation Agreement.

7.                                      Any amendment or supplement to this Agreement shall be made in writing. The amendment or supplement duly executed by all Parties shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

8.                                      Should any provision of this Agreement be held invalid or unenforceable because of inconsistency with applicable laws, such provision shall be invalid or unenforceable only to the extent of such applicable laws without affecting the validity or enforceability of the remainder of this Agreement.

9.                                      Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A. Party B hereby agrees that Party A may assign its rights and obligations under this Agreement as Party A sees fit, in which case Party A only needs to give a written notice to Party B and no further consent of Party B is required.

10.                               All Parties acknowledge and confirm that any oral or written materials exchanged pursuant to this Agreement are confidential. Each Party shall keep confidential all such materials and not disclose any such materials to any third Party without the prior written consent from the other Parties except in the following situations: (a) such materials are or will become known by the public (through no fault of the receiving Party); (b) any materials as required to be disclosed by the applicable laws or rules of any stock exchange or governmental entity; and (c) any materials disclosed by each Party to its legal or financial advisors relating to the transactions contemplated by this Agreement, and such legal or financial advisors shall comply with the confidentiality provisions set forth in this Article 10. Any disclosure of confidential information by the personnel of any Party or by the institutions engaged by such Party shall be deemed as a disclosure by such Party, and such Party shall be liable for the breach under this Agreement. Both Parties agree that this Article 10 shall survive the invalidity, cancellation, termination or unenforceability of this Agreement.

11.                               The formation, validity, interpretation and performance of and settlement of disputes under this Agreement shall be governed by the laws of the PRC.

12.                               Any dispute, conflict, or claim arising in connection with the interpretation and performance of the provisions of this Agreement (including any issue relating to the existence, validity, and termination of this Agreement) shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties within thirty (30) days after a Party makes a request for dispute resolution through negotiations, any Party may refer such dispute to a competent court having legal jurisdiction over the registration place of Party A.  The Parties agree to submit to the jurisdiction of such court.  The Parties agree that the dispute and any court proceedings shall be kept confidential and that the existence of the proceedings and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the court, the Parties, their counsels and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings or as required by the rules of the U.S. Securities and Exchange Commission, the NASDAQ stock market rules or the rules of any other quotation system or exchange on which the securities of the disclosing Parties or their affiliates are listed or as otherwise required by applicable law.  The Parties further agree to request that the court conduct any proceedings in closed session and to keep the existence of the proceedings and any element of it, including the decision of the court, confidential and refrain from publishing or otherwise disclosing any of the foregoing information to the public, except as may be lawfully required in judicial proceedings or as otherwise required by applicable law.

13.                               This Agreement shall be executed by a duly authorized representative of each Party and become effective as of the date first written above.

14.                               Notwithstanding Article 13 hereof, once effective, this Agreement shall constitute the entire agreement of the Parties hereto with respect to the subject matters hereof and supersede all prior oral and/or written agreements and understandings by the Parties with respect to the subject matters hereof.

15.                               The term of this Agreement is twenty (20) years unless terminated earlier in accordance with the provisions of this Agreement or related agreements entered into by the Parties. This Agreement may be extended only with the written consent of Party A before its expiration. The term of the extension shall be decided by the Parties through negotiation. If the duration of operation (including any extension thereof) of Party A or Party B is expired or terminated for other reasons within the aforesaid term of this Agreement, this Agreement shall be terminated simultaneously, unless such Party has already assigned its rights and obligations hereunder in accordance with Article 9 hereof.

16.                               This Agreement will terminate on the expiration date unless it is renewed in accordance with the relevant provision herein. During the term of this Agreement, Party B shall not terminate this Agreement. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a thirty (30) days’ prior written notice to Party B.

[Signature page follows]

IN WITNESS THEREOF, each Party hereto has caused this Agreement to be duly executed by himself/herself or a duly authorized representative on its behalf as of the date first written above.

Party A: NetEase Media Technology (Beijing) Co., Ltd.

(Seal)

Party B: Beijing Guangyitong Advertising Co., Ltd.

Authorized Representative:	/s/ William Lei Ding

Party C: William Lei Ding

Signature:	/s/ William Lei Ding

Party D: Li Li

Signature:	/s/ Li Li